Exhibit 99.1

October 31, 2013
Earnings Report
September 30, 2013

The year to date net income was $4.86 million for the period ended September 30, 2013 compared to $5.09 million for the same time period in 2012. Year to date diluted earnings per share were $1.80 in 2013 compared to $1.88 during the same period last year. The decrease in year to date earnings is largely attributable to lower gains on investment sales and higher compensation expense, which were both partially offset by lower provision expense. The decline in investment gains is a result of increasing interest rates. The increase in compensation expense is due to additional full time employees hired in association with our new Lexington Branch as well as staffing for the loan and deposit growth reflected on our balance sheet. Provision for loan loss expense is lower due to continued improving loan quality.

Quarter to date net income was $1.37 million for the period ended September 30, 2013 and $1.70 million for the same period in 2012. Quarter to date diluted earnings per share were $0.51 for 2013 compared to $0.63 for the same period last year. The decrease in quarterly earnings is primarily due to the same factors driving year to date earnings.

We are pleased to report that total assets were $741.4 million at September 30, 2013, which represents a 10.3% increase from September 30, 2012. The increase in total assets was driven by a 15.0% increase in securities and a 9.2% increase in net loans, which were funded by a 6.1% increase in deposits and a 94.6% increase in other borrowings. We increased our borrowings to strategically lock in longer term funding at fixed rates to help fund loan growth and to minimize some interest rate risk in anticipation of higher rates in the future.

Your Board has given approval for Management to seek regulatory permission to establish a banking location in Richmond, Kentucky. On October 21, 2013, we announced our intention to open a full service branch at 5008 Atwood Drive, Suite 3 in Richmond. We believe this expansion aligns well with our objective to grow franchise value. After the opening of the Richmond office, Kentucky Bank will have branches in Fayette County and all contiguous counties, in addition to branches in Cynthiana, Morehead and Sandy Hook.

We continue to be excited about the opening of our Lexington, Kentucky office which occurred during the second quarter of 2013. Through
September 30, 2013 Lexington's loan growth has been better than expected.

While both the Richmond and Lexington branches will increase expenses in the short term, we believe these markets to be key locations for long term growth, profitability, and shareholder value. As always, we will continue to consider opportunities for further branch expansion, including possible acquisition opportunities that advance our growth objectives while maintaining Premier Customer Service to current and future customers.

The recent government shut down and debt ceiling discussions, combined with increasing interest rate volatility, have hindered local and regional economic conditions. In fact, these events, uncertain Federal monetary policy, and heightened regulatory pressure, continue to make for a challenging banking environment.

We are moving forward with strategic opportunities, such as branch expansion and loan growth, in a measured manner to build and reaffirm a strong foundation for future growth. We will do everything possible to accomplish what is in the long term best interest of our shareholders, customers, and employees.

As always, we appreciate your support.




/s/Louis Prichard
Louis Prichard
President, CEO


                                         UNAUDITED

CONSOLIDATED BALANCE SHEET
                                                                               Percentage
                                                9/30/2013       9/30/2012        Change


Assets
  Cash & Due From Banks                        $  18,528,313   $  13,606,239       36.2%
  Securities                                     210,341,434     182,976,084       15.0
  Loans Held for Sale                                911,802         245,962      270.7
  Loans                                          464,866,284     426,517,073        9.0
  Reserve for Loan Losses                          5,501,274       6,016,762       -8.6
    Net Loans                                    459,365,010     420,500,311        9.2
  Federal Funds Sold                                 139,000         178,000      -21.9
  Other Assets                                    52,150,125      54,929,020       -5.1
     Total Assets                              $ 741,435,684   $ 672,435,616       10.3%

Liabilities & Stockholders' Equity
  Deposits
    Demand                                     $ 152,766,219   $ 139,934,470        9.2%
    Savings & Interest Checking                  233,594,860     214,873,754        8.7
    Certificates of Deposit                      187,124,934     185,773,119        0.7
      Total Deposits                             573,486,013     540,581,343        6.1
  Repurchase Agreements                            9,938,881       3,344,098      197.2
  Other Borrowed Funds                            83,235,389      42,777,399       94.6
  Other Liabilities                                5,461,368      12,029,791      -54.6
    Total Liabilities                            672,121,651     598,732,631       12.3
  Stockholders' Equity                            69,314,033      73,702,985       -6.0
    Total Liabilities & Stockholders' Equity   $ 741,435,684   $ 672,435,616       10.3%



CONSOLIDATED INCOME STATEMENT

                                                 Nine Months Ending                    Three Months Ending
                                                                 Percentage                              Percentage
                                        9/30/2013     9/30/2012   Change      9/30/2013     9/30/2012     Change
Interest Income                        $ 20,898,202  $ 21,420,654   -2.4%    $ 7,105,286   $ 6,937,395       2.4%
Interest Expense                          2,498,257     2,873,985  -13.1         860,330       859,629       0.1
  Net Interest Income                    18,399,945    18,546,669   -0.8       6,244,956     6,077,766       2.8
Loan Loss Provision                         850,000     1,600,000  -46.9         250,000       600,000     -58.3
  Net Interest Income After Provision    17,549,945    16,946,669    3.6       5,994,956     5,477,766       9.4
Other Income                              7,779,374     8,066,286   -3.6       2,349,490     3,088,695     -23.9
Other Expenses                           19,356,542    18,782,978    3.1       6,735,821     6,490,424       3.8
  Income Before Taxes                     5,972,777     6,229,977   -4.1       1,608,625     2,076,037     -22.5
Income Taxes                              1,111,658     1,135,995   -2.1         241,748       377,960     -36.0
  Net Income                           $  4,861,119  $  5,093,982   -4.6%    $ 1,366,877   $ 1,698,077     -19.5%
Net Change in Unrealized Gain (Loss)
 on Securities                           (7,530,786)    1,519,478 -595.6      (1,553,869)      242,673    -740.3
  Comprehensive Income (Loss)          $ (2,669,667) $  6,613,460 -140.4%    $  (186,992)  $ 1,940,750    -109.6%

Selected Ratios
  Return on Average Assets                     0.90%         1.00%                  0.75%         1.00%
  Return on Average Equity                     8.96          9.50                   8.02          9.26

  Earnings Per Share                        $  1.80       $  1.88                $  0.51       $  0.63
  Earnings Per Share - assuming dilution       1.80          1.88                   0.51          0.63
  Cash Dividends Per Share                     0.72          0.69                   0.24          0.23
  Book Value Per Share                        25.47         27.10

  Market Price                         High        Low         Close
    Third Quarter '13                  $27.67      $24.75      $26.25
    Second Quarter '13                 $25.00      $23.03      $25.00